Document Security Systems Inc.
Third Quarter Fiscal 2007 Earnings
November 14, 2007 at 4:30 p.m. EST

Operator:     Good morning or afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Document Security Systems Inc. Third Quarter 2007 Earnings Results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment today, please lift the handset before making your selection. This conference is being recorded today, November 14th, 2007. I would now like to turn the conference over to Brian Kobel. Please go ahead.

Brian Kobel: Thank you very much and good afternoon, everyone. We appreciate your time and your interest in Document Security Systems. Joining me on our conference call are the Company’s Chairman and CEO, Patrick White; its President, Peter Ettinger; Vice President of Finance and Treasurer, Phil Jones; and by phone, Corporate Counsel, Michael Hughes.

Patrick and Peter will discuss the third quarter results and the events of the quarter and the year-to-date. Following the discussion we will open it up for questions. If you don’t have the press release discussing the financial results, you can find it on the Company’s website at documentsecurity.com. The earnings release contains schedules which reconcile the Company’s results as reported under GAAP and certain non-GAAP measures which may be referred to during this call.

As you are aware, management may take some forward-looking statements during formal presentation and Q and A portion of this teleconference. These statements apply to future events, which are subject to risks and uncertainties as well as other factors that could cause the actual results to differ materially from where we are today. Today we are beginning something new for our shareholders. I encourage you all to visit the Company’s website, www.documentsecurity.com, where you can view a live slideshow to help show some of the facts and details management will be discussing on this call. Those of you on the call live can mute your PC, allowing you to follow the slides while listening to the live call.

So with that, let me turn it over to Patrick to start the discussion. Patrick.

Patrick White:     Thank you, Brian, and thank you all of you for joining us today. As you recall, we have continuously stated that we expected revenues from our continued operations to grow during 2007, and that the majority of the growth would be in the second half of the year. We have begun to deliver on that promise during the third quarter, and we believe we have elements in place to continue this positive trend in the fourth quarter. The quantity of Fortune 500 potential customers we are talking to has substantially increased, even from the beginning of 2007. Just last year we had, on a continuing basis, $4.3 million in total revenue, a significant boost over the $1.2 million in 2005. But we are on pace for revenues from continuing operations of approximately $6 million. We have continued to build a base of revenue as more and more customers become familiar with Document Security Systems.

We’ve grown from small sales channel partners to talks with multi-billion dollar government integrators, and these integrators are now including us as part of large proposals for their government clients. It’s also important to mention that the timing of these contracts is one of our key challenges. When dealing with integrators who are negotiating in large complex contracts involving systems, integration, maintenance and other factors, including security and anti-counterfeiting solutions, the sales cycle can be longer than we first anticipate and well out of our control. If we have made a mistake, it was our optimism as to when we could close these large deals. Our efforts with the integrators began in late 2006, early 2007. We’re deeply involved in the marketing and sales processes and are just now beginning to see these discussions result in a robust funnel.

We are in an infant industry that is in the process of maturing; being driven by various micro-events, including brand attrition caused by counterfeit goods and government regulatory drivers. Let me give you one example. In 2004, early 2005 we signed a partnership agreement with Boise Cascade. They began to distribute our security paper under the brand name, Boise Beware, through their sales channels, which included the Office Max Superstores. This was a key win for us, as an agreement with a partner the size of Boise Cascade represented significant validation of our technology.

As we announced during the quarter, Congress passed regulation HR2206, requiring secure paper to be used in creating prescription pads in order to receive Medicaid reimbursements. This rule now goes into effect on April 1st, 2008, and on the first slide you can see an example of how some of our technologies work on a typical prescription pad offering, fully complying with this new rule. Why is this important? Well this new Medicaid rule serves as a catalyst, a tipping point, if you will, empowering Boise to reach out to customers. Boise saw how to accelerate the marketing of this product, fully understanding who the target customer was and creating programs to reach them. Our press release, issued jointly with Boise Cascade, was a key piece of this campaign.

As a result, during the six-week period starting in mid-September, Boise Cascade generated more sales of our security paper in those six weeks than they did in the previous two years. In fact, October in total was an outstanding month for Document Security Systems, representing the second highest revenue month in our history. Much of this was due to the paper sales and Boise has given us indications that much of this value will continue through 2007 and even increase into 2008.

This example of a tipping point is key. We now have more than 100 “feet on the street” comprised of direct sales people, distributors, premier partners and agents, selling their products in their various forms worldwide. We are involved in a variety of marketing initiatives, collaborative programs and large government RFPs. Going forward our key marketing goal is to identify and communicate these tipping points, including state and federal mandates, new legislation, well publicized issues involving counterfeiting and brand theft and much more. We are doing a better job proactively communicating these new inflection points to our partners to end users. This is just beginning to result in stronger revenue.

I’m proud of the progress we’ve made. This Company has made tremendous strides in the last few years, and that progress has accelerated. We have a viable channel to market now. We have significantly grown revenues each and every year. Our growth rate is 127% on a compound annual basis since 2005, which shows great progress as illustrated by the next slide. The quantity and quality of customers we are in active conversations with has improved significantly. We are approaching our cash break-even point, which ranges between $9 to $13 million based on a various product mix. The stage is set for continued higher growth in 2008 and beyond. Now I’d like to begin a review of the financial results.

For the third quarter of 2007, Document and Security Systems had revenues from continuing operations of $1.4 million, a 24% increase in revenue from the same period in 2006. This is also a 9% sequential improvement compared to the second quarter of 2007. Gross profit increased 27% to $687,000 for the third quarter of 2007. The next slide shows you our revenue by product category. The Company increased revenue from continuing operations in all of its major product categories, including increases in royalty revenue, from the licensing of the Company’s patented technology, an increase in sales of security products and documents, including shipments on a foreign drivers license project, and increased demand of our Company’s security paper.

Security printing increased by 31% as our classic printing division continues to expand and meet rising demand. Increased third quarter revenues on the plastic printing unit were driven by shipments for a foreign drivers’ license project, expanded efforts with key distributors in the growing credentialing business, and the increase of foreign client distributors and adding security products to their base cards.

Gross profit increased 27% to $687,000, which represents a 48.8% gross margin, which is up from 47.5% in the year-ago period. Operating expenses for continuing operations in the third quarter were $2.6 million compared with $1.7 million in 2006, an increase of 48%. Contributing to this increase were selling, general and administrative cost increases; a 9% increase in stock-based payments; increases, with an addition to our executive team; a 108% increase in sales and marketing costs as we added sales and operations personal, which are integral to the Company’s sales growth strategy; 74% increase in intangible asset amortization expense; increases in rental and related costs associated with relocation expansion of the Company’s plastic printing operations in California; and a 65% increase in professional fees associated with the Company’s Sarbanes Oxley-related compliance efforts.

In the third quarter of 2007, the net loss was $1.9 million or $0.14 per basic and diluted share, based on 13.6 million fully diluted shares, compared with a net loss of $1.2 million or $0.09 per basic and diluted share, based on 12.9 million fully diluted shares for the third quarter of 2006. Year-to-date revenue from continuing operations increased 44% year-over-year. Gross profit from continuing operations was $2.3 million, an increase of 73% compared to a gross profit of $1.3 million in the first nine months of last year. Gross profit margin increased to 54% compared with 45% in the first nine months of 2006. Operating expenses for continuing operations for the first nine months of 2007 were $7.1 million, compared with $4.7 million in 2006, an increase of 52%. It also included a 53% increase in SG&A expenses related to the expansion of the Company’s internal direct sales force; a 74% increase in stock-based payments; and a 65% increase in amortization of our intangible assets.

For the first nine months of 2007, the net loss was $4.8 million, or 35% per basic and diluted share, which is based again on 13.6 million fully diluted shares. That compares with a net loss of $3.4 million, or $0.26 per basic and diluted share, based on the 19.9 million wholly diluted shares in ‘06. As we have discussed, in the past our current losses are significantly impacted by non-cash expenses. Of the 2007 loss in the third quarter and the first nine months period, 44% and 46%, respectively, was due to the non-cash expense components of intangible amortization, depreciation and stock-based payments. Because we have such a large amount of non-cash items we like to use non-GAAP adjusted EBITDA to find that adjusted earnings for interest, taxes, depreciation, amortization and stock-based compensation as a measure of our performance. You can find the tables on our earnings release that reconcile adjusted EBITDA to GAAP net loss.

During the quarter, our adjusted EBITDA was a negative $1 million or approximately $0.07 per share. And that was greater than the negative adjusted EBITDA of last year’s third quarter of $576,000 or $0.04 per share. The Company completed the quarter with $1.4 million in cash. The increase in the cash position is primarily due to the payment of legal fees associated with the patent applications and defense costs, and cash used for operations as well as the relocation of the P3 facility. As I stated earlier, our operation cash flow break-even point in an annual revenue level of approximately $9 to $13 million depending on product mix. We are carefully managing our cash burn and closely monitoring our cash balances, whether it’s spending directed towards specific growth activities. In addition, we believe we have the right relationships and processes in place to access growth capital as needed.

With that I’ll turn the call over to Peter Ettinger, the Company’s President, for a discussion about our sales channel initiatives and current opportunities. Peter.

Peter Ettinger:     Thanks, Pat, and thanks to all that joined the call today. This is a positive quarter for us, and we’re beginning to deliver on our promises for revenue growth, particularly in the second half of 2007. There’s no doubt that our products and the impact of our intellectual property has allowed us to reach a market that is just beginning to grasp not only the true impact of counterfeiting and brand fraud, but takes steps, active steps, to attack this problem.

As Pat indicated, we’ve evolved and our customer base is the leading indicator of our evolution. We work with larger customers, many of whom are reselling our technology and solutions to clients of their own. The sales cycle lengthens and becomes more complex. Often our solutions represent a small portion of a much larger contract, including systems work with governments or large corporations. In this case, we may represent 5 or 6% of a larger contract that initially focuses on issues such as data collection and systems design. Here, I’m afraid we unfortunately cannot coerce the integrator to accelerate that sales cycle. What we can do is sell laterally, involving ourselves in more and more potential RFPs and bids, creating a viable backlog or funnel in more sales parlance, if you will, with great opportunities. The more qualified opportunities we have in place, the bigger the funnels and the more that we’ll eventually close and begin to contribute to revenue.

As Pat mentioned, we have perhaps underestimated the sales cycle surrounding On-Demand and other large projects with much larger companies. The sales cycle is certainly frustrating. But then again, we’re not selling widgets. Our partners often convey expectations to us, which we’ve shared with you, and sometimes their expectations are optimistic in terms of their state of timing. The sales cycle in attacking significant business opportunities in this growing or, call it burgeoning field, could be as long as 18 months. But with the growth of our infrastructure and our implementation abilities and our core sales staff, I feel that we’re deep into that cycle on a number of fronts. With that said, the number of projects we’re involved in has accelerated sharply. But as I said, many of those projects that we thought would have closed, have not. This does not mean that they have evaporated, not at all. As in most cases, they are still progressing and progressing quite well.

However, it’s important to note that each month, we close more and more agreements that will lead to higher revenue, and each quarter we add more projects to our list of opportunities. Pat touched on Boise Cascade, which is a great example. There are others. Our work with Indra Systemas has resulted in us taking part in several very, very large RRPs, which are now out for consideration with large defense contractors and government agencies throughout the world. We’re in similar discussions with US-based integrators and expect to take part in bids with their clients, beginning as soon as the current quarter. We can’t predict though when or even if these bids will be ordered, and predicting when revenue will commence is even more challenging. However, it’s important to know that we’re making steady progress to expand the pipeline of revenue-producing opportunities, with companies who recognize the value of our products in winning and retaining business.

In 2004 we had three internal sales bids, zero partners, about 10 active licenses. Few of those licensees had annual minimums. A bidding process was virtually non-existent. Today we stand in stark contrast to this. We have a much more viable sales channel. We’ve doubled our direct sales force to six, and today this team acts more as client relationship manager or client manager, helping to expand our presence with customers but selling laterally, somewhat like Boise Cascade or RR Donnelly, adding additional solutions where appropriate. In P3 we have 38 wholesale distributors, 38, and many of these have their own internal sales force. We have 14 active licensees. Many have annual minimums tied to their, to these agreements. As a result of this, we’re now involved in RFPs which combine, at least today, exceed $6 million annually. Many of these RFPs were started in the last several months, and this figure continues to grow on a monthly basis. And more importantly, approximately 85% of this client base is now recurring, which virtually none of it was in 2004.

This is clear progress. Today we have a viable sales channel; we’re driving towards cash flow break-even and maintaining an aggressive revenue ramp. To be sure, some of the projects we anticipated closing thus far have been delayed, and the sales cycle has been longer than we would have ever anticipated. But the progress we have made, both in terms of revenue growth and a more robust sales channel, is undisputed. Take, for example, P3. Today we’ve changed that company, our manufacturer, our plastic card manufacturing company, really for the better. The 25,000 square foot facilities; a new laminator, for example, can produce 3,800 cards per 20 minutes, four times the capacity of the old laminator. Soon they’ll purchase and install a dye cutter. It automatically feeds the sheets of cards into the cutting station, will sheer and cut cards to a size at a rate of 10 to 15,000 cards per hour. The old facility using older machinery cut at 5 to 1,000 cards per hour. Today, this increased capacity is critical to take the next steps in our corporate evolution, if we are to service senior accounts coming from around the world.

Let me turn our On-Demand product which was launched during the third quarter. So far we’ve enjoyed strong market acceptance, and already we’re involved in a number of formative discussions with Fortune 100 potential customers interested in customizing this product for their unique needs. We’re really right in the heart of these discussions, and we’re seeing traffic to our new authenticate360.com site extend rapidly, and we remain confident, very confident about this product. As part of this launch, we’ve trained 53 internal or capture sales people, at the Ergonomic Group, our strategic partner in this venture, better equipping them to sell the product to their customers as part of their current IT and systems development projects.

In addition, we’ve started an aggressive outbound marketing program, combining direct mail with phone follow-on presentations. This not only results in a broader reach in our target industries but has resulted in presentations and we hope eventually sales. I cannot say enough good things about The Ergonomic Group. They are our partners and represent a real paradigm shift in the delivery of anti-counterfeiting technologies. We’ve also expanded this offering at the request of their customers.

We’ve expanded the On-Demand offering with the next generation of AuthentiGuard that allows variable data printing of AuthentiGuard Prism technologies. The system will allow large enterprise customers in the lottery industry, an organization or a group that would target it, and their commercial printers to produce secure, variable data documents on high-end digital printing presses, the transition from the desktop printer to the high-end press offering two unique products. Much like the first generation of AuthentiGuard On-Demand, which was primarily an electronic form that when printed is automatically produced with embedded authentication security elements that can’t be duplicated with standard copiers or scanners. We’re testing this product now in several locations throughout the world, and we look forward to a productive future.

A brief mention of BTI.: while we work hand in hand with many of their sales and implementation staff in bringing China to fruition, anyone who’s worked in this region knows that it takes time and can often be quite frustrating. With that said, and without offering any forward-looking statements, we continue to believe in this opportunity and have expanded our focus with this valued partner in strategic sales opportunities towards targeting integrators in key countries throughout the world.

And in Graphic Packaging as well as our other packaging accounts in the branding spirits world, we are also now very active in building pilot projects for a number of brands, but they remain in early stages, and it would not be prudent for us to discuss any related details. I will tell you that our client remains pleased with our product, and we are looking forward to a long future with them.

And finally, I would mention in closing that we booked our first order out of our new sales office in Stuttgart, Germany. This was a small order from a large multinational automobile manufacturer headquartered there. While this initial order was small and not material to our revenue, it does validate demand for our services, and we firmly believe it represents an opportunity for us to build a more substantial relationship here. We look forward to updating you on our progress with this client and others in Germany’s growing sales funnel in coming quarters.

And additionally, really just today, we have signed an agreement in principal with the US’s largest government printing office, in principle, that will allow us a tremendous leg-up as we pursue government and the integrator business in Washington.

Let me sum up by saying we continue to win accounts from new licensees in the paper fields to P3’s manufacturing wins, within multi-million dollar credentialing markets, and much more as we set the stage to attack a very big market.

We’ve built relationships that are deep into the process with major accounts, with strategic partners in the US and around the world.

We have an expanded sales force, real feet on the street that have created a robust and very real funnel that continues to grow.

And we have created an internal infrastructure that allows us to implement these projects worldwide, while maintaining strong margins. We have incredible products, incredible products, in a growing market, and we’re looking forward to an exciting future.

I’ll turn the call back to Pat for a brief update, and I appreciate your support.

Patrick White:     Thank you, Peter. At this time, I would like to share some additional comments regarding our patent infringement suit against the European Commercial Bank. As you have probably heard, we announced the third delay in the French decision this morning. It has been postponed until January 9, 2008, and we have not received any details surrounding this further delay.

To remind you, while we take each decision seriously, the defining decision for our patent was our victory in Germany. As you know, to be successful in invalidating our patent, the ECB had to win patent invalidity judgments in each of the nine European countries they filed in. They were unsuccessful in this strategy, with DSS winning a clear-cut decision in Germany.

As a result, we are now moving forward with the logical steps for its patent infringement proceedings in Germany. Let me be clear, this is a delicate time in this process; conversations are ongoing at a high level, and shareholders should not confuse lack of news with lack of activity. You should know also that as part of this concerted effort, we are also considering the offer of several third parties to either join or support this battle in several ways.

We are firmly committed to protecting shareholding value, protecting our intellectual property. We are also committed to keeping an open line of communications with the ECB. Our goal is not to be a litigation-focused company. We want to be a sales-focused company.

In conclusion, Document Security Systems has major progress in terms of a dynamic platform for growth. Let me assure you that as we move through the final quarter of the year, we will be vigilant in maximizing the opportunities that our new partner agreement, our ECB litigation, and our expanded staff and facilities will provide. We can now open the call up for questions.

Operator:     Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question please press the star, followed by the one on your touch-tone phone. If you would like to withdraw your question from the queue, please press the star, followed by the two. If you are using speaker equipment today, you will need to lift the handset before making your selection. And as a reminder, if you have a question please press the star, followed by the one at this time. And one moment please for our first question.

And our first question comes from Zafir Culken a private investor. Please go ahead.

Zafir Culken:     Hi. I have some questions. One is, Patrick White stated today in his press release that communications are continuing at a high level, and that shareholders should not confuse a lack of news with lack of activity, and he just reiterated that question, that comment. Can you guys be more specific? Does that mean that you guys are in settlement talks? And second question is…

Patrick White:     Sorry, we lost the second part.

Operator:     Sir, we have lost your question. If you don’t mind pressing the star, followed by the one at this time. Sir, please go ahead.

Zafir Culken: Okay. The question was, what does it mean that DMC is in settlement talks with the European Bank? And the second question is, Peter Ettinger, while participating in Paulson Conference, stated that DMC was in talks with strategic partners. What is Peter referring to specifically? Can you elaborate on that?

Peter Ettinger:     Sure, this is Peter; I can, I’m sure Pat will jump in on the ECB side but I can begin to answer it. When we say, first of all it would be inopportune or be unadvised for us to talk about our discussions in the more senior levels of the ECB or printers, or through our other partners who are helping host some of these conversations or attempts to communicate with the appropriate people. It’s never wise for somebody to open yourself up to a strategy discussion when you’re just beginning this process. But be it well advised, I would tell everybody that, you know, we are always, we always have an open door, and we’re always open to conversation, and we are avidly looking at that avenue with all of our concerted efforts. I, this is Peter, so I was at the Paulson conference. I stated the strategic partner side. What, were you referring to the ECB or what?

Zafir Culken: No, actually I was referring to, what were you referring to there? Is it a merger? Or is it long-term contracts? Is it an asset sale? What are you referring to when you say that we are in talks with strategic partners?

Peter Ettinger:     Well, I would, let me answer it in this way. We are always in talks with strategic partners who recognize the value of our products, the innovative nature of our products and recognize that we add sufficient or significant revenue to their bottom line. By associating with those organizations, we increase our feet on the street, we increase our opportunity and we increase the chances of our own growth. All the things you’ve discussed, other than probably an asset sale, are probably all things that we are talking about in terms of our expansion, both throughout Europe, throughout Asia and throughout the US.

Patrick White:     And I would just like to add that the discussions with strategic partners are basically, some of them are exploring ways to align ourselves with our Company in the form of an investment.

Peter Ettinger:     Now in regards to the question you had on the communications that are going with the litigation with the ECB, Germany has turned out to be a much larger opportunity than we first envisioned. First of all, it’s not just the ECB and the Euro, there are several other players involved in that country that are playing currencies besides the Euro, in addition to the Euro, that we have research, early research is telling us that the technology is being utilized on it, and we’re taking our time, we’re not rushing the litigation, but we’re taking proper steps to communicate our findings, our initial findings to these other parties, through some channels at a very high level.

Zafir Culken:       But you referred to, I’m sorry, sir. You referred to a company; I believe that it’s BTI, that you have a strategic relationship. Can you elaborate further on that during this conference?

Peter Ettinger:     Back to the conference.

Zafir Culken:      You referred to a company that you have a relationship with, and can you be more specific on that?

Peter Ettinger:     Sure, we have an agreement with BTI. BTI is a barcode company, they specialize in reduced space symbolic barcode. We have an initial agreement in China to produce a series of cards for them using our technologies. To say the least, we have been disappointed in our progress there, but we also recognize that China is a very difficult place to do business and do business effectively. Key for us and key for them is to also make sure that we protect our intellectual property, so we don’t look at this venture in a light-hearted way, and we’ll be very cautious as we move forward.

BTI though and DSS are also looking at a number of different opportunities, both in countries such as France and the Philippines, as well as with a number of integrators here in the US. We believe that the two products combined provide a very convincing anti-counterfeiting brand protection and track and trace solution. And if we can bring revenue to the bottom line, real revenue to the bottom line, we will go forward with them.

Zafir Culken:      Okay. Thanks very much.

Peter Ettinger:     You bet.

Operator:      Thank you, our next question comes from Stephanie Phillips with Paulson Investment Company. Please go ahead.

Stephanie Phillips: Hi. Well one of my questions was, the gentlemen before me asked, which was what you meant by communications at a higher level? It sort of begged, made one think that you were in settlement talks, but I think what you’re saying is that you’re talking to people who are exploring that avenue. Am I interpreting your comments correctly?

Peter Ettinger:     Our settlement door is always open to ECB; we’ve made that quite clear with several previous communications. They know that, and we would absolutely enter into something like that because their goal is to get a forward-looking deal where we could improve all of their technologies on the Euro to protect it going forward, because right now they’re using one of the older technologies to protect it for moiré- inducing, with moiré inducing patterns.

But beyond that, there are now other parties because we are in the country of Germany. We’ve looked at the country of Germany to see who else may be utilizing our technology either knowingly or unknowingly, and we are doing some very in-depth research. And we have found quite a few samples of it being used on world currencies that are coming out of Germany by a few security printers there. So we have engaged some very high level people through some of our legal channels to communicate with these people, rather than just hitting them in the face with some litigation. We’d like to at least let them know what we’ve found, what our findings are, what the experts are telling us, and to see if there’s some common ground to sit down and have a discussion before we have to move to the next step.

Stephanie Phillips:       Mm-hmm. And do you anticipate your legal costs in the fourth quarter to be comparable to the legal costs in the third quarter, more or less? Or how do we look at that considering the constraints on your cash position right now?

Peter Ettinger:     Well, let’s talk about the cash position. It’s certainly at a point where we are watching it from a senior management level, including the board of directors. I can tell you that a number of large shareholders have come forward and have pledged to fund the Company’s near-term cash requirements. And that includes the litigation costs that we are looking at, and I’ll go through what they might be in the next few months here. We don’t want to dilute our stock in the near-term with more sizeable fundings, but we’re working with some strategic partners who are exploring ways of aligning themselves with the Company in the form of an investment. We have some opportunities there. So in summary, we’re comfortable with our ability to generate cash at this time, so we don’t think it’s going to be an issue for us. And I can tell you that’s coming from the board and myself, as well as the rest of the senior management here.

So, where are we going with the legal costs going forward here, in the next few months? On December 14th, maybe Michael Hughes can chime in here; our Corporate Counsel is on the phone. We have a hearing in the Netherlands, that’ll be the next trial, December 14th 2007. Then there’s the Spanish: Spain I think hits in January, and then we have the UK appeal process taking place in February. So we have a very, very busy litigation schedule here on the invalidity side of this situation. I would say that some of the Netherlands has already been paid, and then we’re probably looking at maybe about $90,000 to finish that situation.

The invalidity suits run about $90k to 100k in the initial phase of the processes, so those are the numbers we’re looking at. I don’t think they’re unobtainable at all. I think we’re very comfortable with what we’re expecting in those regards.

Stephanie Phillips:        And your infringement suit is covered by your agreement, your stock agreement with your law firm, is that correct going forward?

Peter Ettinger:     That’s correct, McDermott and Emery has been paid in stock, and they will conduct the infringement suit on our behalf. There may be some third party costs, however, that we have to address because we may have to use German lawyers. McDermott does have some German lawyers, they may assist us. These are the same lawyers that won in Germany, so we’d like to keep them on board with us because we think they’re a very strong team, and they’re very reputable. They have an outstanding reputation.

Stephanie Phillips:       When do you plan on filing that lawsuit in Germany?

Peter Ettinger:     Well we have to finish the research; we have to get our communication back to us from the expanded version of this. And I would foresee something sooner rather than later; I just don’t have a hard date to give to you. And again, is Michael Hughes on the line here? Mike?

Michael Hughes:     Yes. Hi, Stephanie, it’s Michael.

Stephanie Phillips:          Hi. I don’t want a hard date, I want somewhere, time in the next quarter or, I know that, I’m trying to get an idea if this is something that could happen in a month, three months or beyond that? Or what’s your best guess, I mean, giving us, since you are deep into it?

Peter Ettinger:     I would say, Michael, and you correct me if you think feel this is out or wrong, I would say within the next quarter.

Stephanie Phillips:       The next quarter, meaning the first quarter or this quarter?

Peter Ettinger:     The next three months.

Stephanie Phillips:      The next three months.

Peter Ettinger:    Okay?

Stephanie Phillips:      Okay. Alright. Thanks a lot.

Peter Ettinger:     Thank you.

Operator:     Thank you, our next question comes from Michael Lynch with Merrill Lynch. Please go ahead.

Michael Lynch:     Hey, gentlemen. I just wanted to address the, first of all the cash position which is at $1.4 million, and I do apologize only because I had not been able to access the SEC end or any filings. But I wanted to know what the status of current liabilities was, because I’m presuming we may not be in a great position there. So I guess if we can address that first?

Patrick White:     Well that, I mean, yes, you have a valid question at this point in time, again…

Michael Lynch:     Have you not filed? I’m sorry.

Patrick White:     Yes, we’ve filed the Q.

Michael Lynch:     Okay. Yes, I hadn’t had the chance to see it so I apologize.

Peter Ettinger:     Is it, I don’t know if it’s filed yet? Is it finished?

Phil Jones:     Yes, it’s in the, data printer is being filed as we speak, so...

Peter Ettinger:     Okay.

Michael Lynch:     All right. Because I thought it was, I thought today was the filing deadline, I apologize.

Patrick White:    Yes, we’re filing the Q as we speak, they’re processing it.

Michael Lynch:    Okay. Then you can’t answer that question, so I’ll retract it and I apologize.

Patrick White:    Okay.

Michael Lynch:    And you shouldn’t address that. I became interested in the Company, I saw the Kiplinger’s article, and I saw the fact that the law firm was on board and I was very interested, and I think that is an interesting opportunity. I guess, my concern comes with, if I’m the ECB and I’m going against you, and I’d look at your balance sheet and I say, wowee, I could drag this out for two years, my lawyers would tell me to drag it out for two years. That’s kind of, and it’s a very general, vague question but I guess, how would you guys address that thought?

Patrick White:     Well I can tell you there are some significant parties who have indicated interest in exploring the whole ECB litigation with us. We will be entertaining those discussions in the very near future. Some are legal people and some are institutional, and we may talk about sharing the wealth in that situation and that opportunity in that situation. So we’re pretty comfortable that we have the financial resources to bring this home. They can look at our balance sheet at any spot in time and make their assumptions, but I can tell you that we are more than willing to continue this fight, and we have the resources to pull it off.

Peter Ettinger:     I’d suggest that the ECB, at least over the last year that I’ve been with the Company, has probably made that assumption every day and every month that I’ve been here. And we are like the little engine that could, and I would suggest that we’re more like the little engine that would, in the sense is we’re going to achieve, we’ll be here for the long term and have access to enough support and enough opportunity to take it home.

Michael Lynch:    Okay. Well thank you, guys, very much and good luck moving forward.

Peter Ettinger:     Thank you

Patrick White:     Thanks very much.

Operator:     Next question comes from Ben Levin with SMRC. Please go ahead.

Ben Levin:     Yes, hi. I have a question concerning the American Stock Exchange where DMC trades on. Is management happy with the stock being traded on the American Stock Exchange? Because I, frankly, am not happy with it. I do feel that it’s important, especially since the volume is so low and it’s a pretty small company that we need not to scare the small investors away from this Company. You know, for example when the stock is trading 4,000 shares at 9:40 in the morning, and you have a high and low of $7.75 and $7, I think that really scares people away.

Patrick White:     Well I find your comments very, very interesting. And another thing that’s occurred recently is the NASDAQ has reduced their fees tremendously for listing requirements and listing costs. So it is something that we take under advisement, and something that we’ll put in front of the board and get the right decision makers on it. I think you make a valid point, and it’s something we should look at.

Ben Levin:     Yes, thank you. I mean it’s, I can’t believe people would want to get into this stock. The markets these days and the economy, everything is so volatile to begin with, and when you have a stock where it’s so hard to buy and so hard to sell, I mean it’s just so difficult to accumulate this stock and so difficult so sell the stock, then why even bother with the stock? And I really think management has to take a closer look at moving to the NASDAQ. Thank you.

Patrick White:     Tell you what, I appreciate those thoughts, and I can assure you we will address them.

Ben Levin:     Okay. Thank you.

Patrick White:     Thank you.

Operator:     Thank you, and as a reminder today, if you would like to ask a question, please press the star, followed by the one at this time. If you would like to decline from the polling process, please press the star, followed by the two. If you are using speaker equipment today, please lift the handset before pressing the numbers. Again, ladies and gentlemen, if you would like to ask a question at this time, press star, one.

Our next question comes from Dick Lyle, with SWB. Please go ahead.

Dick Lyle:    If you guys needed one court approval to move forward with the litigation, why didn’t you guys move forward after Germany?

Patrick White:     Well, once we had the win in Germany we had to wait for the Court of First Instance decision because that’s where we originally filed the infringement suit. We didn’t get that answer until August, which was several months later, five months later, that the Court of First Instance finally decided after two years, two years as to what court we belonged in and to pursue the infringement. And they denied that they were the correct court and they threw it back to the national court. So at that time we, in August is when we really found out that the German court was where we had to make the stand. And, Peter, do you want to comment?

Peter Ettinger:     It’s also key that when we got our original decision, the German opinion was not detailed and the writings for the court were not supportive at that point. It was purely a single page, a piece of paper, a small piece of paper saying, “you win”. We did wait until that document was produced, and where we found out in fact the specific reasons and opinions of the court which now provided us with more solid footing.

Dick Lyle:     Well I guess my point is, if you only needed the one approval to move forward, then why are you wasting time spending money to get approval of the other courts in the other countries?

Patrick White:     Okay. I, no I understand your, it’s a very, very good question. I think a lot of people get confused on that. We have no choice but to defend ourselves in those other countries because the ECB has filed suit in all of those countries. They are suing us in France, in Italy, in Austria, in Spain, and there’s nine total countries that they have filed suit to invalidate the patent. Now they had to win in all nine courts to get an invalid patent, and then they could print our technology forever without paying a dime. And they’ve already lost; they lost in Germany.

Dick Lyle:     But wouldn’t you agree to strike while the iron’s hot?

Patrick White:     Well…

Michael Hughes:    Pat can I answer this?

Patrick White:     Yes, go ahead, Mike.

Michael Hughes:     Yes, it’s Michael here, the General Counsel here. Yes, I understand the, being interested to strike while the iron’s hot in Germany. But we thought it was prudent to take a step back because of what Pat explained earlier, in that in addition to the ECB being an infringer of our patents in Germany, there are other parties who we feel strongly are infringing the patents, and that suing one party while you’re negotiating with the other party, and particularly if that party is a related, is a large customer of the ECB, may not be wise. So what we’ve done is we’ve taken a step back for a couple of months to open lines of communications, not only with the ECB, but with other parties who are infringing our technologies there, to attempt a going-forward business relationship.

At the same time that that’s happening, we’re also discussing, as Pat mentioned, we’re in discussions with strategic partners who have expressed interest in taking on all or part of the lawsuit in some sort of venture together. So, before you can proceed down the road, there’s a lot of moving parts here that you want to make sure that you have a chance and an opportunity, a realistic chance and opportunity to have a going-forward business relationship with parties in Germany, and we’ve already started to do that by striking business deals in Germany. Not with the ECB, but with others in Germany, and also at the same time be able to have third parties fully analyze the lawsuits before the lawsuits have been filed because if they want to get involved, they want to have a better say in exactly how you’re arguing those lawsuits. So, we thought it worthwhile to take a step back for a couple of months to let all these things play out, both from a business perspective and a partnership perspective with strategic investors.

Dick Lyle:     That’s great. But the way I see it is that either you sue or you get a settlement. Not for, you know lollygagging for seven, eight months down the road.

Michael Hughes:     We totally agree with you. There’s a third alternative. Sue, you get a settlement or you get a business relationship. Okay? So those are three different things, all of which are being worked on concurrently.

Dick Lyle:     All right. Thank you for your time.

Michael Hughes: Thank you.

Operator:     Thank you. And our last question today comes from the line of Louis Garcia, private investor. Please go ahead.

Louis Garcia: Good evening, gentlemen. A question for you, do you ever plan to try to use our technology on, with the US currency?

Patrick White:     We have a, we would certainly love to have the opportunity to have the chance to work with the US Treasury Department and we, by our participation in the Document Security Alliance, which is really led by the Secret Service and the Treasury, continue to have discussions with them, albeit informal at the begin, at this stage. We show them our technologies, talk with them and we hope to, at some point in the future, make it a little bit more real for us. It is not a priority today going forward as we think we have numerous opportunities, both in the enterprise world and in other governments, the other side of the government, whether it be Department of Homeland Security or Health and Human Services that are more opportune for us to focus on right now.

Louis Garcia: Okay. Thank you.

Patrick White:     Thank you.

Operator:     Thank you. And I’d like to turn the conference over to Pat.

Patrick White:     Okay. I would like to once again thank everyone for joining us today. In closing I’d just like you to know that we appreciate your interest and investment in the Company, and I look forward to speaking with you on our next phone call. Thank you very much.

Operator:     Thank you. Ladies and gentlemen, that does conclude our conference call for today. Thank you for your participation and have a great day.